Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 8, 2025, with respect to the financial statement of Cardinal Infrastructure Group Inc. (formerly known as REM Infrastructure Acquisition Inc.) contained in the Registration Statement on Form S-1 (File No. 333-290850) filed on December 1, 2025, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

December 10, 2025